Exhibit 12.1
VEREIT, INC. and VEREIT OPERATING PARTNERSHIP, L.P.
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods as shown (dollars in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2017		2016		2015		2014		2013		2012
Earnings:
Pre-tax income (loss) from continuing operations before income (loss) from equity investees	$73,543		$(214,308)		$(368,887)		$(1,044,100)		$(505,620)		$(40,451)

Add:
Fixed charges	220,036		319,289		361,407		454,983		105,644		11,856
Amortization of capitalized interest	23		46		41		10		2		—
Distributed income of equity investees	2,782		46,305		11,352		8,335		—		—
Less:
Interest capitalized	(11)		(204)		(1,208)		(330)		(82)		—
Preference security dividend of subsidiaries	(53,919)		(71,892)		(71,892)		(82,226)		(3,313)		(497)
Total earnings	$242,454		$79,236		$(69,187)		$(663,328)		$(403,369)		$(29,092)

Fixed Charges:
Interest expensed and capitalized	205,334		304,085		344,777		367,870		64,397		9,871
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,546		13,186		14,823		85,108		41,233		1,985
Estimate of interest within rental expense	1,156		2,018		1,807		2,005		14		—
Total Fixed Charges	$220,036		$319,289		$361,407		$454,983		$105,644		$11,856

Ratio of earnings to fixed charges	1.10	x	0.25	x	(0.19	)x	(1.46	)x	(3.82	)x	(2.45	)x
Deficiency	$—		$240,053		$430,594		$1,118,311		$509,013		$40,948

Exhibit 12.1
VEREIT, INC. and VEREIT OPERATING PARTNERSHIP, L.P.
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods as shown (dollars in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2017		2016		2015		2014		2013		2012
Earnings:
Pre-tax income (loss) from continuing operations before income (loss) from equity investees	$73,543		$(214,308)		$(368,887)		$(1,044,100)		$(505,620)		$(40,451)

Add:
Fixed charges	273,955		391,181		433,299		537,209		108,957		12,353
Amortization of capitalized interest	23		46		41		10		2		—
Distributed income of equity investees	2,782		46,305		11,352		8,335		—		—
Less:
Interest capitalized	(11)		(204)		(1,208)		(330)		(82)		—
Preference security dividend of subsidiaries	(53,919)		(71,892)		(71,892)		(82,226)		(3,313)		(497)
Total earnings	$296,373		$151,128		$2,705		$(581,102)		$(400,056)		$(28,595)

Fixed Charges:
Interest expensed and capitalized	205,334		304,085		344,777		367,870		64,397		9,871
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,546		13,186		14,823		85,108		41,233		1,985
Estimate of interest within rental expense	1,156		2,018		1,807		2,005		14		—
Preference security dividend of subsidiaries	53,919		71,892		71,892		82,226		3,313		497
Total Fixed Charges	$273,955		$391,181		$433,299		$537,209		$108,957		$12,353

Ratio of earnings to fixed charges	1.08	x	0.39	x	0.01	x	(1.08	)x	(3.67	)x	(2.31	)x
Deficiency	$—		$240,053		$430,594		$1,118,311		$509,013		$40,948